<99d>

INVESTMENT ADVISORY AGREEMENT
CALVERT SOCIAL INDEX SERIES, INC.

INVESTMENT ADVISORY AGREEMENT, made this 22nd day of June, 2000, by and between CALVERT ASSET MANAGEMENT COMPANY, INC., a Delaware corporation (the "Advisor"), and CALVERT SOCIAL INDEX SERIES, INC., a Maryland corporation (the "Registered Investment Company" or "RIC"), both having their principal place of business at 4550 Montgomery Avenue, Bethesda, Maryland.

WHEREAS, the RIC is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), for the purpose of investing and reinvesting its assets in securities, as set forth in its Articles and its By-laws and its registration statements under the 1940 Act and the Securities Act of 1933 as amended (the "1933 Act"); and the RIC, offering separate series ("Fund(s)"), desires to avail itself of the services, information, advice, assistance and facilities of an investment advisor and to have an investment advisor perform for it various investment advisory, research services, and other management services; and

WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering management and investment advisory services to investment companies and desires to provide such services to the RIC;

NOW, THEREFORE in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Employment of the Advisor. The RIC hereby employs the Advisor to manage the investment and reinvestment of the RIC assets, subject to the control and direction of the RIC's Board of Directors, for the period and on the terms hereinafter set forth. The Advisor hereby accepts such employment and agrees during such period to render the services and assume the obligations in return for the compensation provided herein. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the RIC in any way or otherwise be deemed an agent of the RIC.

2. Obligations of and Services to be Provided by the Advisor. The Advisor undertakes to provide the following services and to assume the following obligations:

a. The Advisor shall manage the investment and reinvestment of each Fund's assets, subject to and in accordance with the investment objectives and policies of the Fund, and the social investment screening criteria, as stated in the registration statement. In pursuance of the foregoing, the Advisor shall make all determinations with respect to the investment of each Fund's assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary to implement the same. Such determination and services shall also include determining the manner in which voting rights, rights to consent to corporate action, any other rights pertaining to a Fund's portfolio securities shall be exercised. The Advisor shall render regular reports to the RIC's Board of Directors concerning each Fund's investment activities.

b. The Advisor shall, in the name of the RIC and on behalf of each Fund, place orders for the execution of the Fund's portfolio transactions in accordance with the policies with respect thereto set forth in the RIC's current registration statement under the 1940 Act and the 1933 Act. In connection with the placement of orders for the execution of each Fund's portfolio transactions, the Advisor shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the RIC and shall be available for inspection and use by the Securities and Exchange Commission (the "SEC"), the RIC or any person retained by the RIC. Where applicable, such records shall be maintained by the Advisor for the periods and the places required by Rule 31a-2 under the 1940 Act.

c. The Advisor shall bear its expenses of providing services to the RIC and each Fund pursuant to this Agreement except such expenses as are undertaken by the RIC or the Fund. In addition, the Advisor shall pay the salaries and fees of all Directors and executive officers who are employees of the Advisor or its affiliates ("Advisor Employees").

d. In providing the services and assuming the obligations set forth herein, the Advisor may, at its own expense, employ one or more Subadvisors, as approved by the Board of Directors.

e. The Advisor is responsible for screening investments to determine that they meet the Fund's social investment screening criteria. The RIC acknowedges that social screening may either be performed directly by the Advisor, or by an affiliate of the Advisor.

3. Expenses of each Fund. Each Fund shall pay all expenses other than those expressly assumed by the Advisor. Expenses payable by the Fund shall include, but are not limited to:
    Fees to the Advisor as provided herein;
    Legal and audit expenses;
    Fees and expenses related to the registration and qualification of the RIC and its shares for distribution under federal and state securities laws;
    Expenses of the administrative services agent, transfer agent, registrar, custodian, fund accounting, dividend disbursing agent and shareholder servicing agent;
    Any telephone charges associated with shareholder servicing or the maintenance of the Funds or RIC;
    Salaries, fees and expenses of Directors and executive officers of the RIC, other than Advisor Employees;
    Taxes and corporate fees levied against the RIC;
    Brokerage commissions and other expenses associated with the purchase and sale of portfolio securities for the RIC;
    Expenses, including interest, of borrowing money;
    Expenses incidental to meetings of the RIC's shareholders and the maintenance of the RIC's organizational existence;
    Expenses of printing stock certificates representing shares of the RIC and expenses of preparing, printing and mailing notices, proxy material, reports to regulatory bodies and reports to shareholders of the RIC;
    Expenses of preparing and typesetting of prospectuses of the RIC;
    Expenses of printing and distributing prospectuses to shareholders of the RIC;
    Association membership dues;
    Insurance premiums for fidelity and other coverage;
    Distribution Plan expenses, as permitted by Rule 12b-1 under the 1940 Act and as approved by the Board; and
    Such other legitimate RIC expenses as the Board of Directors may from time to time determine are properly chargeable to the RIC.

4. Compensation of Advisor.

    As compensation for the services rendered and obligations assumed hereunder by the Advisor, the RIC shall pay to the Advisor within ten (10) days after the last day of each calendar month a fee equal on an annualized basis as shown on Schedule A. Any amendment to the Schedule pertaining to any new or existing Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of the shareholders of any other Fund.

    Such fee shall be computed and accrued daily. Upon termination of this Agreement before the end of any calendar month, the fee for such period shall be prorated. For purposes of calculating the Advisor's fee, the daily value of a Fund's net assets shall be computed by the same method as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares.

    The Advisor reserves the right (i) to waive all or part of its fee and assume expenses of a Fund and (ii) to make payments to brokers and dealers in consideration of their promotional or administrative services.

5. Activities of the Advisor. The services of the Advisor to the RIC and each Fund hereunder are not to be deemed exclusive, and the Advisor shall be free to render similar services to others. It is understood that Directors and officers of the RIC are or may become interested in the Advisor as stockholders, officers, or otherwise , and that stockholders and officers of the Advisor are or may become similarly interested in the RIC, and that the Advisor may become interested in the RIC as shareholder or otherwise.

6. Use of Names.
    The RIC or any Fund shall not use the name of the Advisor in any prospectus, sales literature or other material relating to the RIC in any manner not approved prior thereto by the Advisor; provided, however, that the Advisor shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC; and, provided, further, that in no event shall such approval be unreasonably withheld. The Advisor shall not use the name of the RIC or any Fund in any material relating to the Advisor in any manner not approved prior thereto by the RIC; provided, however, that the RIC shall approve all uses of its name which merely refer in accurate terms to the appointment of the Advisor hereunder or which are required by the SEC; and, provide, further, that in no event shall such approval be unreasonably withheld.
    The Directors of the RIC acknowledge that, in consideration of the Advisor's assumption of certain expenses of formation of the RIC, the Advisor has reserved for itself the rights to the name "Calvert Social Index Series, Inc." (or any similar name) and that use by the RIC of such name shall continue only with the continuing consent of the Advisor, which consent may be withdrawn at any time, effective immediately, upon written notice thereof to the RIC.

7. Liability of the Advisor. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the RIC or to any shareholder of the RIC for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Force Majeure. The Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or militaryv authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Advisor shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

9. Renewal, Termination and Amendment. This Agreement shall continue in effect with respect to each Fund, unless sooner terminated as hereinafter provided, through January 31, 2002, and indefinitely thereafter if its continuance shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of a Fund or by vote of a majority of the RIC's Board of Directors; and further provided that such continuance is also approved annually by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of the Advisor, cast in person at a meeting called for the purpose of voting on such approval, or as allowed by law. This Agreement may be terminated at any time with respect to a Fund, without payment of any penalty, by the RIC's Board of Directors or by vote of the majority of the outstanding voting securities of the Fund upon 60 days' prior written notice to the Advisor and by the Advisor upon 60 days' prior written notice to the RIC. This Agreement may be amended with respect to a Fund at any time by the parties, subject to approval by the RIC's Board of Directors and, if required by applicable SEC rules and regulations, a vote of a majority of the Fund's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment. The terms "assignment", "interested person", and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.

10. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Calvert Social Index Series, Inc.

By: /s/ William M. Tartikoff
William M. Tartikoff
Vice President

Calvert Asset Management Company, Inc.

By: /s/ Ronald M. Wolfsheimer
Ronald M. Wolfsheimer
Senior Vice President

Investment Advisory Agreement
Calvert Asset Management Company, Inc.
Calvert Social Index Series, Inc.

Schedule A

I. Advisory Fee.

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Calvert Social Index Series, Inc. dated June, 2000, each of the RIC's Portfolios shall pay the Advisor an annual advisory fee (the "Fee") as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the appropriate Portfolio.

Calvert Social Index Fund: 0.225%

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INVESTMENT SUBADVISORY AGREEMENT

INVESTMENT SUBADVISORY AGREEMENT, made this 26th day of June, 2000, by and between CALVERT ASSET MANAGEMENT COMPANY, INC., a Delaware corporation registered as an investment advisor under the Investment Advisers Act of 1940 (the "Advisor"), and world Asset Management, L.L. C., a Delaware Limited Liability Company (the "Subadvisor").

WHEREAS, the Advisor is the investment advisor to Calvert Social Index Series, Inc. an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Advisor desires to retain the Subadvisor to furnish it with certain investment advisory services in connection with the Advisor's investment advisory activities on behalf of the Calvert Social Index Series, Inc. series of Calvert Social Index Series, Inc. and any additional series thereof, for which Schedules are attached hereto (each such series referred to individually as the "Fund");

NOW, THEREFORE, in consideration of the promises and the terms and conditions hereinafter set forth, it is agreed as follows:

1. Services to be Rendered by the Subadvisor to the Fund.

(a) Investment Program. Subject to the control of the Calvert Social Index Series, Inc. Board of Directors ("Directors") and the Advisor, the Subadvisor at its expense continuously will furnish to the Fund an investment program for such portion, if any, of Fund assets designated by the Advisor from time to time. With respect to such assets, the Subadvisor will make investment decisions, which is subject to Section 1(g) of this Agreement, and will place all orders for the purchase and sale of portfolio securities. The Subadvisor will for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Advisor in any way or otherwise be deemed an agent of the Fund or the Advisor. In the performance of its duties, the Subadvisor will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, and Subchapter M of the Internal Revenue Code of 1986, as amended, (ii) the terms of this Agreement, (iii) the Fund's Articles of Incorporation, Bylaws and Registration Statement as from time to time amended, (iv) relevant undertakings provided to State securities regulators, (v) the stated investment objective, policies and restrictions of the Fund, and (vi) such other guidelines as the Directors or Advisor may establish. The Advisor shall be responsible for providing the Subadvisor with current copies of the materials specified in Subsections (a)(iii), (iv), (v) and (vi) of this Section 1.

(b) Availability of Personnel. The Subadvisor at its expense will make available to the Directors and Advisor at reasonable times its portfolio managers and other appropriate personnel, either in person, or, at the mutual convenience of the Advisor and the Subadvisor, by telephone, in order to review the Fund's investment policies and to consult with the Directors and Advisor regarding the Fund's investment affairs, including economic, statistical and investment matters relevant to the Subadvisor's duties hereunder, and will provide periodic reports to the Advisor relating to the investment strategies it employs.

(c) Expenses, Salaries and Facilities. The Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement (other than the cost of securities and other investments, including any brokerage commissions), including but not limited to, all salaries of personnel and facilities required for it to execute its duties under this Agreement.

(d) Compliance Reports. The Subadvisor at its expense will provide the Advisor with such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time.

(e) Valuation. The Subadvisor will assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Fund for which the Subadvisor has responsibility on a daily basis (unless otherwise agreed upon by the parties hereto) and at such other times as the Advisor shall reasonably request.

(f) Executing Portfolio Transactions.

i) Brokerage. In selecting brokers and dealers to execute purchases and sales of investments for the Fund, the Subadvisor will use its best efforts to obtain the most favorable price and execution available in accordance with this paragraph. The Subadvisor agrees to provide the Advisor and the Fund with copies of its policy with respect to allocation of brokerage on trades for the Fund. Subject to review by the Directors of appropriate policies and procedures, the Subadvisor may cause the Fund to pay a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction. If the first broker provided brokerage and/or research services, including statistical data, to the Subadvisor, the Subadvisor shall not be deemed to have acted unlawfully, or to have breached any duly created by this Agreement, or otherwise, solely by reason of acting according to such authorization.

ii) Aggregate Transactions. In executing portfolio transactions for the Fund, the Subadvisor may, but will not be obligated to, aggregate the securities to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies of the Fund, to the extent permitted by applicable laws and regulations. If the Subadvisor chooses to aggregate sales or purchases, it will allocate the securities as well as the expenses incurred in the transaction in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients involved in the transaction.

(iii) Directed Brokerage. The Advisor may direct the Subadvisor to use a particular broker or dealer for one or more trades if, in the sole opinion of the Advisor, it is in the best interest of the Fund to do so.

(iv) Brokerage Accounts. The Advisor authorizes and empowers the Subadvisor to direct the Fund's custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called "brokerage accounts") for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Subadvisor shall select as provided above. The Subadvisor may, using such of the securities and other property in the Fund as the Subadvisor deems necessary or desirable, direct the Fund's custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Subadvisor deems desirable or appropriate.

(g) Social Screening. The Advisor is responsible for screening those investments subject to social screening ("Securities") to determine that the Securities investments meet the Fund's social investment criteria, as may be amended from time to time by the Directors. The Subadvisor will buy only those Securities which the Advisor determines pass the Fund's social screens.

(h) Voting Proxies. The Subadvisor agrees to take appropriate action (which may include voting) on all proxies for the Fund's portfolio investments in a timely manner. Such action is subject to the direction of the Directors and Advisor and will be consistent with the social screens and criteria governing investment selection for the Fund.

(i) Furnishing Information for the Fund's Proxies. The Subadvisor agrees to provide the Advisor in a timely manner with all information necessary, including the Subadvisor's certified balance sheet and information concerning the Subadvisor's controlling persons, for preparation of the Fund's proxy statements, as may be needed from time to time.

2. Books and Records.

a) In connection with the purchase and sale of the Fund's portfolio securities, the Subadvisor shall arrange for the transmission to the Fund's custodian, and/or the Advisor on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Advisor to perform its accounting and administrative responsibilities with respect to the management of the Fund.

b) Pursuant to Rule 31a-3 under the 1940 Act, Rule 204-2 under the Investment Advisers Act of 1940 and any other laws, rules or regulations regarding recordkeeping, the Subadvisor agrees that: (i) all records it maintains for the Fund are the property of the Fund; (ii) it will surrender promptly to the Fund or Advisor any such records upon the Fund's or Advisor's request; (iii) it will maintain for the Fund the records that the Fund is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Fund for which the Subadvisor has responsibility under this Agreement; and (iv) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.

c) The Subadvisor represents that it has adopted a suitable Code of Ethics that covers its activities with respect to its services to the Fund.

3. Exclusivity. Each party and its affiliates may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses; provided, however, that during the term of this Agreement, the Subadvisor will not provide investment advisory services to any other investment company registered under the 1940 Act investing in socially screened securities. This Section 3 may be waived on a case by case basis if both parties agree in writing, such agreement will not be unreasonably withheld.

4. Compensation. The Advisor will pay to the Subadvisor as compensation for the Subadvisor's services rendered pursuant to this Agreement an annual Subadvisory fee as specified in one or more Schedules attached hereto and made part of this Agreement. Such fees shall be paid by the Advisor (and not by the Fund). Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadvisor shall serve for less than the whole of a month, the compensation as specified shall be prorated. The Schedules may be amended from time to time, provided that amendments are made in conformity with applicable laws and regulations and the Articles of Incorporation and Bylaws of the Fund. Any change in the Schedule pertaining to any new or existing series of Calvert Social Index Series, Inc. shall not be deemed to affect the interest of any other series and shall not require the approval of shareholders of any other series.

5. Assignment and Amendment of Agreement. This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment or if the Investment Advisory Agreement between the Advisor and the Fund shall terminate for any reason. This Agreement shall not be materially amended unless, if required by Securities and Exchange Commission rules and regulations, such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of Calvert Social Index Series, Inc. who are not interested persons of the Fund, the Advisor or the Subadvisor.

6. Duration and Termination of the Agreement. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any series now existing or hereafter created unless it has first been approved (a) by a vote of the majority of those Directors of Calvert Social Index Series, Inc. who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of that series' outstanding voting securities. This Agreement shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 5) except as follows:

(a) Calvert Social Index Series, Inc. may at any time terminate this Agreement without penalty with respect to any or all Funds by providing not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Directors of Calvert Social Index Series, Inc. or (ii) outstanding voting securities of the applicable series.

(b) This Agreement will terminate automatically with respect to a series unless, by January 1, 2002, and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Directors of Calvert Social Index Series, Inc. or the shareholders of such series by the affirmative vote of a majority of the outstanding shares of such series, and (ii) a majority of the Directors of Calvert Social Index Series, Inc., who are not interested persons of the Fund, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of any series for their approval and such shareholders fail to approve such continuance as provided herein, the Subadvisor may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(c) The Advisor may at any time terminate this Agreement with respect to any or all Funds by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadvisor, and the Subadvisor may at any time terminate this Agreement with respect to any or all series by not less than 90 days written notice delivered or mailed by registered mail, postage prepaid, to the Advisor, unless otherwise mutually agreed in writing.

Upon termination of this Agreement with respect to any Fund, the duties of the Advisor delegated to the Subadvisor under this Agreement with respect to such Fund automatically shall revert to the Advisor.

7. Notification to the Advisor. The Subadvisor promptly shall notify the Advisor in writing of the occurrence of any of the following events:

(a) the Subadvisor shall fail to be registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and under the laws of any jurisdiction in which the Subadvisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement;

(b) the Subadvisor shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; or

(c) a violation of the Subadvisor's Code of Ethics is discovered and, again, when action has been taken to rectify such violation; or

(d) any other event that might affect the ability of the Subadvisor to provide the services provided for under this Agreement.

8. Definitions. For the purposes of this Agreement, the terms "vote of a majority of the outstanding Shares," "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

9. Indemnification. The Subadvisor shall indemnify and hold harmless the Advisor, the Fund and their respective directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

The Advisor shall indemnify and hold harmless the Subadvisor, the Fund, their respective directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or under its Investment Advisory Agreement with the Fund.

10. Applicable Law and Jurisdiction. This Agreement shall be governed by Maryland law, and any dispute arising from this Agreement or the services rendered hereunder shall be resolved through legal proceedings, whether state, federal, or otherwise, conducted in the state of Maryland or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

11. Miscellaneous. Notices of any kind to be given to a party hereunder shall be in writing and shall be duly given if mailed, delivered or communicated by answer back facsimile transmission to such party at the address set forth below, attention President, or at such other address or to such other person as a party may from time to time specify.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, and have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Witness:	CALVERT ASSET MANAGEMENT COMPANY, INC.

BY: /s/ William M. Tartikoff	BY: /s/ Reno Martini

Witness:	WORLD ASSET MANAGEMENT L.L.C.

BY:________________________	BY:_______________________________________

Schedule to the Investment Subadvisory Agreement
between Calvert Asset Management Company, Inc.
and World Asset Management, L.L.C.

As compensation pursuant to Section 4 of the Subadvisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and World Asset Management, L.L.C. (the "Subadvisor"), the Advisor shall pay the Subadvisor the annual subadvisory fee set forth below for the Calvert Social Index Fund (the "Fund") series of Calvert Social Index Series, Inc.

  Fee. The annual Fee will be at an annual rate equal to the average daily net assets of the Fund under the management of the Subadvisor, computed daily and payable monthly, as follow:

0.07% on the first $50 million,
0.05% on the next $50 million, and
0.03% over $100 million

2. Fee Waiver. Subadvisor agrees to waive all fees for the first six (6) months after the Fund's effective date. The Subadvisor may agree to waive fees thereafter as circumstances dictate.